Exhibit 99.1


       Genius Products Inc. Announces Operating Results for the
  First Quarter of 2003; Music Product Revenues Increase 43 Percent


    SAN DIEGO--(BUSINESS WIRE)--May 16, 2003--Genius Products Inc. (OTCBB:GNPI), a producer, publisher and distributor of classical, instrumental and vocal compact discs ("CDs"), cassettes and videos for children under the Baby Genius brand name, today announced the results of its operations for the quarter ending March 31, 2003.
    Gross revenues for the quarter ending March 31, 2003 were $622,502, an increase of 28 percent over the 2002 results. Baby Genius music products increased 43 percent to $499,111, as compared to $349,687 in the year earlier quarter. The net loss for the quarter ending March 31, 2003 was $479,585, or $0.03 per share, as compared to a net loss of $435,855, or $0.05 per share in the quarter ended March 31, 2002. Per share results reflect the higher basic and diluted weighted average shares in the current quarter.
    Klaus Moeller, chairman and CEO of Genius Products Inc., commented, "Our Baby Genius music products showed positive growth in the first quarter as compared to the prior year and will be joined in the second quarter of 2003 by our Kid Genius music products that are aimed at children from three to seven years old, and our new music CD's based on the best-selling children's book, 'Guess How Much I Love You(TM).' Also, we are on schedule to begin selling the 'BOZO the Clown' live television shows on video in the third quarter of 2003. We intend to continue to seek to license the audio or video rights of other well-known and best-selling children's brands in 2003. As the result of our expanded product offerings for 2003, we look forward to continued revenue growth in 2003 as we strive to become a leading provider of children's entertainment products."
    Genius Products Inc. is a multi-brand company that designs and markets children's entertainment products including videos, CDs and cassettes. The products are sold under the Baby Genius brand name. During 2003, the company plans to sell other brand name products such as Kid Genius, BOZO the Clown and Guess How Much I Love You(TM). The company's award-winning products are widely distributed at major retail stores nationwide including Target, Wal-Mart, Kmart, Toys R Us, Babies R Us, ShopKo, Meijer, Borders and Best Buy. The company also licenses the Baby Genius brand to third-party companies for a variety of products including apparel, books, toys and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Parenting Magazine, Playtex, Fazoli's and Child Magazine.

    Safe Harbor Statement

    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business and prospects and cause results to differ from these forward-looking statements. Such risks and uncertainties include the company's ability to grow its business, to obtain additional licenses, and other matters, which are described in the company's filings with the Securities and Exchange Commission.


                                                GENIUS PRODUCTS INC.
                                                 Operating Results

                                               For the Quarter Ended
                                             -------------------------
                                                 3/31/03      3/31/02
                                             ------------ ------------

Gross Revenues                                  $622,502     $486,356

Returns, discounts and allowances                (71,955)     (32,966)
                                             ------------ ------------

Net Revenues                                     550,547      453,390

Costs and Expenses                             1,022,492      881,665

Other                                              7,640        7,580
                                             ------------ ------------

Net Loss                                       $(479,585)   $(435,855)
                                             ============ ============

Net loss per share                                $(0.03)      $(0.05)
                                             ============ ============

Basic and diluted weighted average shares     15,890,544    8,971,768
                                             ============ ============


    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858/793-8840
             kmoeller@babygenius.com